Exhibit 10.1.11

BUILD-A-BEAR WORKSHOP, INC. RESTRICTED STOCK AGREEMENT	Date of Grant:

This Agreement will certify that the Board Member named below (“Board Member”) is awarded the number of ____ restricted shares of common stock, $0.01 par value per share (the “Common Stock”), of Build-A-Bear Workshop, Inc. (the “Company”), (the “Restricted Stock”), pursuant to the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan (the “Plan”), as of the date indicated above (the “Grant Date”) and subject to the terms, conditions and restrictions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan. Board Member’s electronic acceptance within 60 days on his/her personal Merrill Lynch account constitutes Board Member’s acceptance of this award and acknowledgement of Board Member’s agreement to all the terms, conditions and restrictions contained in the Plan and this Agreement. If the Board Member does not accept this award on his/her personal Merrill Lynch account within 60 days of the Grant Date, the Company may revoke this grant.

BUILD-A-BEAR WORKSHOP, INC.

By:
Sharon John
President and Chief Executive Officer
BOARD MEMBER

Terms and Conditions

1.     Terms of Award. Pursuant to action of the Compensation and Development Committee (the “Committee”), the Company awards to the Board Member the number of shares of Restricted Stock set forth above. The Restricted Stock is nontransferable by the Board Member during the period described below and is subject to the risk of forfeiture as described below. Prior to the time shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability, and, subject to the terms of this Agreement, if the Board Member terminates service as a Board Member of the Company prior to the time a restriction lapses, the Board Member shall forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of termination of such service.

This Restricted Stock grant is for Board Member’s annual year of service to the Company’s Board of Directors, from ____, 20__ to _____, 20__. The restrictions on transfer described in this Section 1 shall lapse and be of no further force and effect as follows, if the Board Member is still a Board Member of the Company on ____, 20__, and has been continuously serving as such a Board Member of the Company during such 12-month period ending on ____, 20__:

Date	Percent of Grant for which Restrictions Lapse on Indicated Date
Grant Date	0
____, 20__:	100%

For avoidance of doubt, on ____, 20__, one hundred percent (100%) of the shares of Restricted Stock shall be transferable by the Board Member if the Board Member is still a Board Member, and has been continuously serving during such twelve (12) month period (from ____, 20__ to ____, 20__) as a Board Member of the Company on such date.

Notwithstanding the foregoing, in the event of a Change of Control, all previously granted shares of Restricted Stock not yet free of the restrictions of this Section 1 shall become immediately free of such restrictions.

2.      Death or Decision to Not Stand for Reelection at End of Term of the Board Member. In the event of the death of the Board Member, all previously granted shares of Restricted Stock not yet free of the restrictions of Section 1 shall become immediately free of such restrictions. If the Director chooses not to run for re-election at the Annual Meeting of shareholders after having fulfilled his or her full Class term of office or stands for re-election and is not re-elected, then all previously granted shares of Restricted Stock not yet free of the restrictions of Section 1 shall become immediately free of such restrictions.

3.     Cost of Restricted Stock. The purchase price of the shares of Restricted Stock shall be $0.00.

4.     Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Notwithstanding any other provision in the Agreement, if there is any change in the Common Stock by reason of stock dividends, spin-offs, split ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, the number of shares of Common Stock under this award of Restricted Stock not yet vested, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

5.     No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Board Member.

6.     Committee Administration. This award has been made pursuant to a determination made by the Committee, and the Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Board Member by the express terms hereof.

7.     Grant Subject to Plan. This award of Restricted Stock is granted under and is expressly subject to all the terms and provisions of the Plan, and the terms of the Plan are incorporated herein by reference. The Board Member hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Committee has been appointed by the Board of Directors and designated by it, as the Committee to make grants of restricted stock.

8.     Rights as Stockholder. The Board Member shall be entitled to all of the rights of a stockholder with respect to the shares of Restricted Stock including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Grant Date.

9.     Escrow of Share Certificates. Certificates for the Restricted Stock shall be issued in the Board Member’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provide herein. A certificate or certificates representing the Restricted Stock as to which restrictions have lapsed shall be delivered to the Board Member upon such lapse.

10.     Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.     Withholding Taxes. The Company shall have the right to require the Board Member to remit to the Company, or to withhold from other amounts payable to the Board Member, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

12.     Governing Law. This Agreement shall be construed under the laws of the State of Delaware.

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